As filed with the Securities and Exchange Commission on June 25, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIGA Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	13-3864870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

31 East 62nd Street
New York, NY 10065
(212) 672-9100
(Address of principal executive offices) (Zip code)

SIGA Technologies, Inc. Amended and Restated 2010 Stock Incentive Plan
(as amended, effective June 9, 2026)
(Full titles of the plans)

Daniel J. Luckshire
Executive Vice President and Chief Financial Officer
31 East 62nd Street
New York, NY 10065
(212) 672-9100
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Peter D. Serating
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, SIGA Technologies, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 6,500,000 additional shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Registrant’s Amended and Restated 2010 Stock Incentive Plan (as amended, the “2010 Plan”). At the Registrant’s 2026 Annual Meeting of Stockholders held on June 9, 2026, the Registrant’s stockholders approved an amendment to the 2010 Plan to authorize an additional 6,500,000 shares of Common Stock for issuance under the 2010 Plan. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

These shares of Common Stock are additional securities of the same class as other securities for which the Registration Statements on Form S-8 were previously filed with the Commission (File Nos. 333-218507, 333-183101, and 333-167329) (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such Prior Registration Statements are modified or supplemented, as the case may be, as set forth in this Registration Statement.

PART II

Item 6.
Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) at Article Seventh provides that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided, however, that this provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (“DGCL”), or (iv) from any transaction from which the director or officer derived an improper personal benefit.  Article Eighth of the Certificate of Incorporation provides that the Registrant shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of his acting as a director of the Registrant (and the Registrant, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an officer of the Registrant) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the Registrant shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Registrant to such settlement.  Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.  Article Ninth of the Certificate of Incorporation provides that no amendment to or repeal of Article Seventh or Article Eighth of the Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article Seventh or Article Eighth for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

The Registrant’s Amended and Restated Bylaws at Article VII provide that each person who was or is made a party or is threatened to be made a party to or is involved in or called as a witness in any proceeding because he or she is a person who is, was, or had agreed to become a director or an officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent permitted under the DGCL, as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than the DGCL permitted the Registrant to provide prior to such amendment).  Such indemnification shall cover all expenses incurred by such indemnified person (including, but not limited to, attorneys’ fees and other expenses of litigation) and all liabilities and losses (including, but not limited to, judgments, fines, ERISA or other excise taxes or penalties and amounts paid or to be paid in settlement) incurred by such person in connection therewith.  Notwithstanding the preceding sentence, the Registrant shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the Registrant.

The Registrant shall pay the expenses (including attorneys’ fees) incurred in defending or otherwise being involved in a proceeding in advance of its final disposition, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant; provided, that in connection with a proceeding (or part thereof) initiated by such person, the Registrant shall pay said expenses in advance of final disposition only if such proceeding (or part thereof) was authorized by the Board of Directors.  A person to whom expenses are advanced pursuant hereto shall not be obligated to repay pursuant to the undertaking until the final determination of any pending proceeding in a court of competent jurisdiction concerning the right of such person to be indemnified or the obligation of such person to repay pursuant to the undertaking.

If a claim for indemnification is not promptly paid in full by the Registrant after a written claim has been received by the Registrant or if expenses have not been promptly advanced after a written request for such advancement accompanied by the undertaking has been received by the Registrant, the claimant may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim or the advancement of expenses.  If successful, in whole or in part, in such suit, such claimant shall also be entitled to be paid the reasonable expense thereof.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Registrant) that indemnification of the claimant is prohibited by law, but the burden of proving such defense shall be on the Registrant.  Neither the failure of the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the claimant is proper in the circumstances, nor an actual determination by the Registrant (including its Board of Directors, independent legal counsel, or its stockholders) that indemnification of the claimant is prohibited, shall be a defense to the action or create a presumption that indemnification of the claimant is prohibited.

The rights conferred on any person pursuant to Article VII of the Amended and Restated Bylaws of the Registrant shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.  The Board of Directors shall have the authority, by resolution, to provide for such other indemnification of directors or officers of the Registrant as it shall deem appropriate.

The Registrant may maintain insurance, at its expense, to protect itself and any director or officer against any expenses, liabilities or losses, whether or not the Registrant would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.  The Registrant may enter into contracts with any director or officer of the Registrant in furtherance of the provisions of Article VII of the Amended and Restated Bylaws and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect the advancing of expenses and indemnification as provided in Article VII of the Amended and Restated Bylaws.

The provisions of Article VII of the Amended and Restated Bylaws shall be applicable to all proceedings commenced or continuing after its adoption, whether such arise out of events, acts or omissions which occurred prior or subsequent to such adoption, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.  Article VII of the Amended and Restated Bylaws shall be deemed to be a contract between the Registrant and each person who, at any time that Article VII is in effect, serves or agrees to serve in any capacity which entitles him or her to indemnification thereunder and any repeal or other modification of Article VII of the Amended and Restated Bylaws or any repeal or modification of the DGCL or any other applicable law shall not limit any indemnified person’s entitlement to the advancement of expenses or indemnification under Article VII of the Amended and Restated Bylaws for proceedings then existing or later arising out of events, acts or omissions occurring prior to such repeal or modification, including, without limitation, the right to indemnification for proceedings commenced after such repeal or modification to enforce Article VII of the Amended and Restated Bylaws with regard to proceedings arising out of acts, omissions or events occurring prior to such repeal or modification.

The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers which could include liabilities under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 8.
Exhibits

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of SIGA Technologies, Inc. (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K of the Company filed on March 10, 2026).
4.2	Amended and Restated By-laws of SIGA Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed on June 12, 2025).
4.3	Form of Common Stock Certificate (incorporated by reference to the Form SB-2 Registration Statement of the Company dated March 10, 1997 (No. 333-23037)).
4.4
SIGA Technologies, Inc. 2010 Stock Incentive Plan (amended and restated effective May 23, 2017) (incorporated by reference to Exhibit 10(nn) to the Annual Report on Form 10-K of the Company filed on March 11, 2025).

4.5
Amendment to the SIGA Technologies, Inc. 2010 Stock Incentive Plan, effective June 9, 2026 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company filed on June 10, 2026).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 25, 2026.

SIGA TECHNOLOGIES, INC.
By:	/s/ Daniel J. Luckshire
Name:	Daniel J. Luckshire
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Diem Nguyen, Ph.D., Daniel J. Luckshire and Lawrence Miller, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by SIGA Technologies, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on June 25, 2026 in the capacities indicated.

Signature	Title	Date

/s/ Diem Nguyen, Ph.D.	Chief Executive Officer and Director	June 25, 2026
Diem Nguyen, Ph.D.	(Principal Executive Officer)

/s/ Daniel J. Luckshire	Executive Vice President and Chief Financial Officer	June 25, 2026
Daniel J. Luckshire	(Principal Financial Officer & Principal Accounting Officer)

/s/ Jaymie Durnan	Director	June 25, 2026
Jaymie Durnan

/s/ Harold Ford	Director	June 25, 2026
Harold Ford

/s/ Gen. John M. Keane (Ret.)	Director	June 25, 2026
Gen. John M. Keane (Ret.)

/s/ Joseph W. Marshall, III	Director	June 25, 2026
Joseph W. Marshall, III

/s/ Gary J. Nabel, M.D., Ph.D.	Director	June 25, 2026
Gary J. Nabel, M.D., Ph.D.

/s/ Julian Nemirovsky	Director	June 25, 2026
Julian Nemirovsky

/s/ Holly L. Phillips, M.D.	Director	June 25, 2026
Holly L. Phillips, M.D.